                                                                     EXHIBIT 8.1

                              LIST OF SUBSIDIARIES

RNG Gaming Limited - Incorporated in the Isle of Man

Get21 Limited - Incorporated in the Isle of Man

Get21 (Israel) Ltd. - Incorporated in the State of Israel